  Exhibit 99.2

SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS 2017 FINANCIAL
RESULTS AND PROVIDE A BUSINESS UPDATE
Thursday, March 29, 2018
9:00 a.m. Eastern Time

Operator
Good day, ladies and gentlemen. Welcome to the SANUWAVE 2017 Annual Earnings call. All lines have been placed on a listen-only mode. [Operator instructions.]

At this time, it is my pleasure to turn the floor over to Lisa Sundstrom. Ma’am, the floor is yours.

Lisa Sundstrom – Chief Financial Officer
Thank you, and good morning. We appreciate your interest in SANUWAVE and in today’s call. SANUWAVE will now provide an update of our most recent activities as well as our 2017 annual financial results. Our annual report on Form 10-K will be filed with the SEC later today, March 29, 2018. If you would like to be added to the Company’s distribution list, please call SANUWAVE at 770-419-7525 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the Company’s filings with the Securities and Exchange Commission, including without limitation our Forms 10-K and 10-Q which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements. Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, March 29, 2018. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I’d like to turn the call over to our Chairman of the Board, Kevin Richardson. Kevin.

Kevin Richardson – Chairman and Chief Executive Officer
Thanks, Lisa. Thank you, everyone, for joining our call today. We last updated in early January after receiving notification from the FDA about our de novo approval for the dermaPACE system in treating diabetic foot ulcers. This update is to review the Q4 2017 results and 2017 as a whole and will provide some direction on our plans for 2018 specifically around our expected rollout of the dermaPACE system. As normal, we do not plan to provide any financial guidance.

Let me start with our stated goal which is to ultimately place a dermaPACE device anywhere and everywhere a DFU is treated and eventually any advanced wound. I’m going to pause for a second and let that sink in. The market is vast and unfortunately growing, both domestically and internationally. The number of locations in the US where DFUs are treated is greater than 10,000. To implement this goal, we will need to follow a playbook that other successful wound companies have implemented.

We have to make the patient happy with the outcomes, the payer happy with the cost of the treatment, the doctors happy with how they’re compensated, but more importantly with the results. The approval is the first step needed to implement the plan. We will discuss in detail today and over the next conference calls how we will execute and how we are progressing against that plan.

We are excited with the opportunity ahead of us and believe this technology will make a dramatic impact on the lives of millions of people worldwide. Let’s quickly review the highlights of 2017 before I turn the call over to the team where Lisa will review our financials; Pete will review the FDA and operations and touch on clinical work about to commence; Iulian will discuss R&D, patents, and spend a moment discussing our successful symposium in December; and Andre will discuss the results for 2017 on the international front, and importantly what we look for in 2018.

We obviously received de novo clearance from the FDA December 28, 2017 for use of dermaPACE system in treating DFUs. This was our big event, but we also signed a Brazilian joint venture with MundiMed worth north of $25 million in net present value during the fourth quarter of 2017.

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We expanded our international footprint from 9 countries to 14 countries in 2017. We added an experienced international healthcare expert to the Board of Directors in Britt Kaltoft. We added senior military doctor, Col. Pat Sesto, to the Science Advisory Board. We hosted our annual symposium in December with over 20 representatives from 5 countries. We were also awarded three additional patents.

We launched numerous international clinical studies to support growth. These studies have been and are beginning to be published, and you’ll see more in 2018. They’ll be featured at various conferences we attend.

We also presented at MEDICA and other medical conferences. We launched the “Shock This” blog, which garnered tremendous industry response. In 2017 its focus was education of the shockwave. I will come back at the end to discuss some of the plans for 2018.

With that, let me turn it back to Lisa to review the financials.

Lisa Sundstrom – Chief Financial Officer
Thank you, Kevin. Revenues for 2017 were $739,000, a decrease of $638,000 or 46% from the prior year. Our revenues resulted primarily from sales in Europe, Asia, and Asia-Pacific of our orthoPACE devices and related applicators and the upfront distribution fee from our Brazilian distribution agreement with MundiMed. The decrease in revenue for 2017 was primarily due to a decrease in sales of orthoPACE devices in Asia-Pacific and the European community as compared to the prior year as well as lower sales of new and refurbished applicators.

Research and development expenses for 2017 were $1.3 million, an increase of $164,000 or 15% from the prior year. Research and development expenses include the costs associated with the dermaPACE submission to the FDA, which incurred costs related to the responses to questions from the FDA, including the hiring of an independent consultant to perform software updates. In addition, medical device and separate technical audits were performed related to our ISO certification in 2017.

General and administrative expenses for 2017 were $3 million, an increase of $331,000 or 12% from the prior year. The increase in general and administrative expenses in 2017 as compared to 2016 was due to an increase in board of director’s fees related to adding a member to the board, costs associated with the symposium hosted in December 2017, increased costs associated with investor relations consultants, and increased non-cash stock based compensation related to stock options and stock warrants issued to employees in 2017.

Net loss for 2017 was $5.5 million or ($0.04) per share, compared with a net loss of $6.4 million or ($0.06) per share in 2016, a decrease in the net loss of $901,000 or 14%. The decrease in the net loss was primarily a result of the decreased loss in the warrant valuation that is partially offset by an increase in the operating expenses in 2017 which I just discussed.

Looking at cash flows, as of December 31, 2017, we had cash on hand of $730,000, compared with $134,000 at December 31, 2016. Net cash used by operating activities was $1.5 million for 2017, compared with $3.2 million for 2016. The decrease for 2017 in cash used for operations was primarily due to an increase in accounts receivable, accounts payable, and accrued expenses.

We continue to project that our cash run rate from operations will be approximately $150,000 to $225,000 per month in 2018 as we continue to expand our international markets, prepare for the commercialization of dermaPACE including hiring of new employees, and continue research and development of non-medical uses of our technology.

Now, let me turn the call to Pete Stegagno for FDA and operations updates.

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Pete Stegagno – Vice President, Operations
Thank you, Lisa. Good morning, everyone. In July 2007, SANUWAVE enrolled the first patients in the dermaPACE clinical trial for the treatment of diabetic foot ulcers, or DFUs. Little did we envision that it would take 336 subjects and enrolled across two trials, a PMA submission, and finally a de novo petition to the FDA that would spread across ten years.

As Kevin said, the FDA issued their affirmative decision on the de novo allowing SANUWAVE to market the dermaPACE system for the treatment of DFUs in the US as a Class II device. When I recount the scientists’ journey to friends and colleagues one of the most asked questions is, “Why did you stay?” The answer’s simple, everyone here at SANUWAVE believes in the product and its ability to manage and heal difficult to treat wounds.

We all feel this device is a game changer in the wound care market. It took ten years to get here, so now our work is even more urgent to bring this device to market and to begin influencing the quality of life for millions of people afflicted with diabetic foot ulcers.

Our immediate goal is to bring the dermaPACE system to market in a carefully planned and thought out manner covering all aspects including targeted initial rollout, product positioning, reimbursement, further clinical proof of effectiveness in treating DFUs, expanding indications and claims, and listening to the customer for product improvement.

We’re excited about our clinical pipeline which is being designed to support growth of the DFU claim and expanded indications. We expect to begin enrolling patients in Q2 into a case study series designed to bolster our claims for dermaPACE and its mechanism of action. We are working with key opinion leaders, or KOLs, here in the US and abroad to develop initial investigations in pairing dermaPACE with other products to validate our expectations about the use of dermaPACE in conjunction with other modalities can further improve the ability to manage and heal wounds. We’re also looking at performance studies to compare effectiveness of dermaPACE with other modalities already in the wound care arena.

Late last year a group of Australian researchers published a paper describing their work and results in using dermaPACE to treat venous leg ulcers, or VLUs. This case study series described promising results in using dermaPACE with these wounds, and the group was excited to further the work they’ve started.

We expect to kick off a significant clinical trial in treating VLUs by early 2019. In the meantime, we’ll continue our preliminary work towards this end.

Using the published paper from Australia as impetus, we have challenged our international distributors to become more involved in pushing for further research and clinical work and publications. This is beginning to manifest into productive work, whereby, there will be four presentations by our KOLs at the upcoming European Wound Management Association show in Krakow in May, which Iulian will get more into detail later.

We have at least two sets of investigations planned for Canada to begin in the next few months, and we’re expecting two papers out of South Korea very shortly describing work in the DFU area in that country.

Operationally, we’re in very good shape in being able to meet short and long-term production capabilities. The personnel and infrastructure needs are continually being identified and addressed. We feel we are in great shape to meet the challenges coming our way in this year and into the future.

With that, I’ll turn it over to Iulian Cioanta to discuss research and development. Iulian.

Iulian Cioanta – Vice President, Research and Development
Thank you, Pete. Good morning, everyone. In the year 2017 we continued to reinforce our patent portfolio and trademarks. The number of patents and patent applications extended from 64 to 68 with three new US patents being issued in 2017 as follows:

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US patent 9,522,011 titled “Shock Wave Applicator with Movable Electrode.”
US patent 9,566,209 titled “Shock Wave Electrodes with Fluid Holes.”
US patent 9,840,313 titled “Cleaning and Grooming Water Submerged Structures Using Acoustic Pressure Shock Waves.”

The newly issued patents and patent applications are reinforcing the protection of our new designs for the medical field and new indications for the shockwave technology. In 2017 we also renewed our SANUWAVE PACE, which means pulsed acoustic cellular expression, and dermaPACE trademarks in the US and numerous countries all over the world.

Many misconceptions still exist in the medical community about what a shockwave is and is not. This is why education of the patients, healthcare professionals, and clinicians on focused shockwave technology was one of the key activities for us in 2017. For that, we launched the blog, “Shock This”, that reached a broad audience and has gotten a tremendous industry response.

In six separate blogs, we explained what focused shockwaves are, how they operate, and how they significantly differentiate from ultrasound, radial pressure waves, and unfocused pressure waves. In 2018, we already posted a new blog which is part of a series of blogs with interviews with pioneers and influential personalities who have had significant contributions in advancing shockwave technology in the medical field. Also, we will continue to put differences in between focused shockwaves and other technologies that use energy in medical treatments.

As Kevin said, in December 2017 we culminated our educational activities by organizing a clinical and science symposium on advanced wound care with over 20 representatives from the US and 5 countries from 4 different continents. Our distinguished guest speakers were Dr. Maria Siemionow and Dr. Ching-Jen Wang.

Dr. Maria Siemionow is a Polish transplant surgeon and scientist who performed the world’s first near total facial transplant successfully at Cleveland Clinic. She presented at the symposium for research regarding the use of dermaPACE system for improving microcirculation which can be a key factor in chronic wound healing. Among numerous awards, Dr. Siemionow is the recipient of the Commander’s Cross Polonia Restituta award given by the President of Poland in 2009. In 2014, she received the Great Immigrants award from the Carnegie Foundation of New York. Dr. Siemionow is now affiliated with the University of Illinois of Chicago College of Medicine as a Professor of Orthopedic Surgery and Director of Microsurgery Research.

Dr. Ching-Jen Wang is the worldwide distinguished researcher in medical applications for extracorporeal shockwaves. From 1997 to present, Dr. Wang is Professor of Orthopedic Surgery at Chang Gung University College of Medicine and Chang Gung Memorial Hospital in Taiwan. He was the former president of the International Society of Musculoskeletal Shockwave Therapy, or ISMST, which is one of the conferences where the shockwave research is presented. He is practically one of the gurus in the shockwave medical field. Dr. Wang presented at the symposium. His research resulted in shockwaves which are considered the foundation for numerous applications of shockwaves in the medical field and wound care, cartilage, regeneration, and a combination of shockwave with stem cells to name a few.

Overall, the symposium offered the opportunity to have constructive discussions about the research and the future of shockwave technology and also in laying the foundation for the national and international collaboration and expansion of shockwave technology in new countries all over the world.

Globally speaking from the science and technology point of view, in 2018 we are dedicated to continuing our educational effort and to improve our product platforms and implement these changes over time in a methodical basis. The promotion and exposure of our product and technology will be done by participating as distributors at the Symposium on Advanced Wound Care, SAWC, in the spring and fall; at European Wound Management Association, EWMA Conference in Krakow, Poland; at the American Professional Wound Care Association Conference in Baltimore; and the Canadian Association of Wound Care Conference, just to name a few of them.

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I will now turn the discussion to Andre Mouton for the update on the international markets. Andre.

Andre Mouton – Vice President, International Sales and Relations
Thanks, Iulian. Good morning, everyone. So, 2017 was a very positive year with interest in our products but also very frustrating with governance and changed legislation in different countries. We have seen an increase of five more countries during the year. This will be surpassed this year given the interest we see from Southeast Asia as well as the focused wound care rollout.

We expect placement of units in at least four countries by the end of second quarter. We increased the focus in Europe towards wounds where we traditionally had an orthopedic focus by our distributors. We’re all prepared to reeducate our distributors within the wound arena to ensure we spread the correct unified message on dermaPACE.

Internationally, the big event in 2017 was signing Brazil. The MundiMed team is fantastic. They have been interacting with our team constantly and all plans remain on track for a successful rollout during 2018. This also helped us with designing and getting comfortable with our joint venture structure which includes upfront payments as we approach the bigger identified markets.

We have identified and finalized relationships with more distributors in Europe. This company’s all have a track record in wound care and already have access to the key opinion leaders and established relationships within the wound management market. Germany, Austria, UK, and the Nordic countries will be added to our country distribution list. The relationship these distributors have with KOLs will also enable us to explore further studies and poster participation from them.

These companies are also working closely with our team to ensure we overcome the barriers of entry and not to get involved with price wars with established players over there. The issuance of free trade certificates per country is going slower than normal due to some backlogs in the Europe administrative process. This has a knock-on effect with our Asia and Southeast Asia markets. Once completed, we shall have both indications registered in Taiwan, Indonesia, and Thailand. Wound registration only now will be for Singapore, Hong Kong, Malaysia, Cambodia, and Vietnam.

We have engaged in this clinical relationship which will lead to further opportunities from Mexico, South America excluding Brazil, Costa Rica, and the Middle East. We are finalizing relationships with potential introducers for India, Pakistan, and China. These big markets will be similar to Brazil where shall have a joint venture with an upfront payment to our company.

Our exposure in Canada is growing by the day. It’s also enhanced our medical approach and communication with direct caregivers. We registered orthopedic indication as well and two different groups will handle the dermaPACE and orthoPACE device distribution. We’ll also engage more directly with identified key opinion leaders and work with them for market access and faster potential placement of our units.

Our strongest markets are still Italy and Korea. The success is mostly due to the drive from professionals to distributors and to personnel. We are keen to foster this same vision with our new distributors to ensure more success for this year. The foundations have been laid in 2017 and there definitely will bear fruit in 2018.

That being said, I will turn the discussion back to Kevin for his concluding remarks.

Kevin Richardson– Chairman and Chief Executive Officer
Thank you, Andre. As we’ve said in the past, this has been a long journey, but we have stayed true to the technology that can and will impact millions of lives. The team and the investors are all owed a debt of gratitude for sticking with this company during the darkest hours, but now we are prepared to reap the benefits of this long struggle.

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When I was a senior partner at Blum Capital, we were involved in a similar wound company, Kinetic Concepts, KCI. KCI felt that they had an innovative wound product called the V.A.C, basically a vacuum on the wound, but were heavily levered and had to fight their lenders tooth and nail to continue down the path to get their product to market. Ultimately, the product went from minimal revenue to $500 million in just five years.

I share this story, because SANUWAVE today shares many similarities with that path KCI took to success. dermaPACE is an innovative product. The V.AC. was innovative. dermaPACE started with one indication. The V.A.C. started with one indication. dermaPACE started with a 510(k). The V.A.C. started with a 510(k). What we plan to do is follow that playbook that KCI did so that we can have similar success as we move forward in the wound care market.

Our stated goal is to deliver a dermaPACE system to every location that is treating a DFU. If we can achieve this goal by delivering value to the practitioners, payers, and patients, then we too can see the rapid adoption that occurred for Kinetic Concepts. To do so, we’ll need to execute implementation of the following plan:
Develop relationships with key opinion leaders as we expand our clinical work;
Have the proper equipment financing in place;
Select the right partners to manage the various channels;
Continuing extensive clinical work to support the gold standard study that was part of the FDA approval process;
Extend the number of wound indications beyond DFU;
Add more wound experience to the board and science advisor level;
Hire the right driven people in several key positions;
Attend the various conferences to build the brand;
Develop a service-driven culture that can meet the need of the practitioners, payers, and patients; Develop more JV relations like the Brazil MundiMed deal; and
Collaborate with all the partners internationally.

The task ahead is daunting yet exciting. The key mantra around the office has been and will continue to be FOCUS. It is easy to get distracted with other opportunities in various indications, but right now the goal we have set for 2018 is to establish the infrastructure and business model to repeat what other successful and sound companies have achieved before us.

As we progress through 2018, you should expect to see revenue growth accelerate throughout the year with the first quarter being up at least 100%. I am sure they’ll be lots of questions, and in full transparency, we’ll try to answer everything we can. So why don’t we just turn it over to Q&A.

Operator
Thank you. We will now be conducting a question and answer session. In the interest of time, we ask that you please limit yourself to one question, one follow-up, and re-queue for any additional questions. [Operate instructions.] Our first question comes from the line of Brian Marks with Zacks Investment Research. Please proceed with your question.

Q: Good morning, guys. Kevin, you walked through a sizable list of milestones that you hope to hit to eventually be successful, and I understand it’s really early on in the process. So you may not have much in the way of specifics or details in terms of what you’re going to do to hit those milestones, but just kind of wondering where you are today with implementing the US strategy. Then, what are the first sort of specific steps that you’ll do to implement that I guess?

Kevin Richardson – Chairman and CEO
Sure. You know we’re less than 90 days in, so we have the approval, well I guess 91, 90 days ago. We’re still new in the game here, but I think relative to implementation, I laid out a few of the things that we needed to do. First was getting the right financing in place. So with NFS, we got the right equipment financing in place so that we can expand to 100 devices up to 1,000.

The next piece was finding the right partners from a channel management standpoint, and we recently announced the Premier Shockwave agreement and shipped our first order. So, I’d actually say that we’re kind of implementing the plan, and we’re executing already on a lot of this. I think we’ll see that in the first quarter where we said we’ll have revenue up over 100%. So we’re starting on that.

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What I think the things that are going to be challenges are bringing on people as fast as we can, but they have to be the right people. So we’ve been interviewing at different senior levels because the team of eight, we were all stretched as it was, and to implement something if your goal is to be in 10,000 locations, I think it’s important that we think about this to get in one machine at a time, one step at a time. Because each time you place a device, you need to train, you have to execute against that, you have to install, and you have to educate, so there’s work behind it that we’re going to need to do.

So you’ll see us announce hirings probably in the second quarter that are pretty extensive, additional science advisors. Pete alluded to some of the KOL work that we’re doing on the clinical side. That’s all to support it, because when you’re in front of a wound care doctor, he’s going to look at the science. He’s going to look at what clinical trials, what KOLs do you have on board, because it’s an innovative product. This isn’t, I hate to say it, it’s not the 16th negative pressure wound therapy product, it’s not the 61st extracellular matrix company, it’s not the 85th band aid company on the market. We’re leading with innovation, and so there’s an educational curve that we have to follow.

So I think those are the things I’d be looking for from us. Are we hiring the right people, are we bringing them on, where are we placing the devices in the studies, where are we placing the devices in the different channels. I think you’ll see us probably over the next quarter or so start to place the US outside of the VA market with different locations.

The big push for us as we head into the summer and the back half of next year where we’ll hopefully have those people in place so that when we hit a lot of the opportunities with the late summer, fall conferences we’re something to be reckoned with. It’s really kicking off at UWMA in May for Europe. We have four podium presentations. I mean that’s about, it’s four more than we’ve ever had, but it’s about two more than most companies get. And we have a really big backlog of clinicians who want to meet with us, so I feel very positive about things going on in Europe. We just have to parlay that into the US. I don’t think they’ll be any drought of clinical work coming our way over the next year to 18 months, which will help support the growth.

I don’t know if that answers everything, Brian. I mean that’s kind of what we’re trying to lay out, but I would start to see, we’ve laid the ground work. We’re kind of following our plan and kind of picking it off one by one, but we needed the equipment financing in first. So that was a very important milestone for us.

Q: Yes. It does help, Kevin. I very much appreciate it. So in terms of, you alluded to a potential US sales force. I assume that you may have, just with your background and the location that SANUWAVE is in, that you may have some opportunity to pick up resumes from KCI.

Kevin Richardson – Chairman and CEO
Yes, we have, I mean so as far as, we’ve been, the biggest search we’re underway right now is for someone to lead the wound care team. In that, we’re very fortunate in that within 20 miles of our headquarters there’s MiMedx. They’ve been an unbelievably great success story in the wound care space over the last five years.

There’s Molnlycke [ph] US headquarters, they’re probably the number three global wound care company, and they’re down the street from us. Halyard [ph] another big company, and so we’ve been, since December 28th we have been inundated with resumes coming in wanting to join the sales force, wanting to join in the medical side, the R&D side. So we just have to sort through a lot of it. We brought on a new employee two weeks ago to be our HR Director just because we’re dealing with rapid growth and have an influx of people trying to join on to this.

They see the opportunity. I mean that’s the one thing, the team went around and met with a bunch of KOLs a week ago across the US, two weeks ago. The response we got was you know fantastic. They’ve been waiting for this product for a long time. They know where and how it can be used to help heal wounds, and they’re excited to get it in their clinics so they can start using it. So it’s just been a very exciting time down in Georgia.

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Q: Okay. Thanks. I’ll jump in the queue.

Kevin Richardson – Chairman and CEO
Great. Thank you.

Operator
Thank you. Our next question comes from Deepak Khanna with Vulcan Capital. Please proceed with your question.

Q: Good morning. Kevin and team, thanks for the update. As you look at launch in the US I was trying to get some more color on the reimbursement scenario that could play out over the next two to three quarters in the US specifically. Then secondly, can you just give us an update on the VA launch as to where it is and the timeline on it. Thank you.

Kevin Richardson – Chairman and CEO
Sure. Thanks, Deepak. I’ll start with the VA launch. We’ve sent our initial shipments off to Premier Shockwave. They received those shipments. They’re beginning to place the devices. I was fortunate to be with them in Nashville recently at the Foot and Ankle Surgeon Conference and there was a lot of interest. We had two fascinating dinners with, and the focus of the dinners were with military base doctors. Just again, a lot of positive response.

The benefit we’ve had with Premier is that they’ve already laid a lot of the ground work in educating the military bases and the VA in using shockwave. They use an old device of ours called the OssaTron to treat plantar fasciitis and have kind of the, I don’t want to say the landscape laid out, but they understand who the players are, who the right connections are. They’re well connected in that community, so we expect to have fairly rapid growth over this year. Then, we’ll begin receiving revenue on a per treatment basis as treatments begin to ramp.

Once we can see how many times it’s being used a day, we’ll share that information with people. There’s some expectation, and I’m going to be really broad here, it could be as little as twice a day, it could be five times a day. We really just aren’t sure. I think that’s part of the educational curve that Premier and then ultimately SANUWAVE will have to do with the practitioners so that they can understand where and how to use it, how often to use it, where to place it. So we’re actually feeling pretty good about that.

I’d expect that under their agreement they have a minimum order size over the, I think it’s a two or three-year period, but I’m anticipating that the initial Q2 rollout is making sure everything’s working, make sure they get all their bugs out meaning on the educational and training side. Then I’d expect that you’re going to see a much more rapid increase as they bring on some new sales people and service technicians to follow. So that’s with regard to Premier and the VA side.

With regard to reimbursement, our strategy is really to work with some of the regional coverage areas where there is a need for our product, so it’s kind of a regional map strategy. We’ve engaged a consulting group to work with us on bringing that to market. We feel that our product is comparable to other products that are being reimbursed in the $6,000, $8,000, $12,000 per wound category. So we’re really trying to build a case where we can show the payers that what we do will help affect their change in the wound management, and it will be quite frankly less expensive than necessarily going to a hyperbaric chamber.

So we have a lot of work to do over the next, I’d call it few months with the goal of having everything pinned together mid-summer, late summer so that we can begin a heavy push after that. Again, we’re taking the same approach that KCI took. You pick one area, focus on that region, as you get that region figured out, then you roll it out nationally and can really hit the accelerator button.

For us, a lot of it is around the economics of what we do and what we bring to the wound. I would expect us to focus on wounds that are what I’d call more advanced or harder to heal as a place to start, because that’s where the payers are going to be a little more open minded to trying something like us, an FDA approved device that’s new. So we’ll try to use that four to six week marker where if a wound hasn’t shown any improvement on standard of care that’s when they’re going to make a decision, okay do we go to the V.A.C. negative pressure wound therapy. Do we go to hyperbaric, do we go to skin grafts surgically? So that’s a big decision point within wound centers is around that four to six week marker. We’re going to try to wedge ourselves right in there as an alternative to the very expensive strategies that are out there today.

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Q: Great. Thank you.

Kevin Richardson – Chairman and CEO
Thanks, Deepak.

Operator
Thank you. Our next question comes from James Terwilliger with Paulson Investment Company. Please proceed with your question.

Q: Hi, guys. Can you hear me?

Kevin Richardson – Chairman and CEO
Yes.

Q: Congratulations on your recent success. It’s only been 90 days since approval and a lot has happened in terms of, I don’t want to say the launch, because I don’t even know if we’ve launched officially, but a lot has happened in 90 days. Usually in my experience when a company gets regulatory approval like you did, there’s kind of a three to six months lull before we actually have the type of announcements that you’ve been putting out. So congratulations to you and your team for being well-prepared. You’re at the top of the first inning. I think baseball season is starting pretty soon, and the way I view your company, you’re at the top of the first inning.

If there’s a surprise for me in the press release, and a lot of my questions have been answered, it’s really the comment here about adding the international clients or distributors with two being similar to Brazil. I thought the Brazil announcement was a significant announcement a couple months ago concerning the size of the announcement, and I think that’s from the press release what has caught my eye is the opportunity to have two more deals similar to Brazil. So my question is can you give me an update on Brazil in terms of the implementation and how that’s going, any color there.

Then, secondly, any additional information concerning that couple sentences in the press release about two other opportunities that could have the size that Brazil did. Thank you.

Kevin Richardson – Chairman and CEO
Sure. Thanks, James. I appreciate it. On Brazil, the update is the processes that we’re waiting for and Visa approval, so similar to an FDA, but it should go a lot faster and smoother. We’re anticipating that later this year. We’ve trained their initial KOLs, so we’ll begin a shipment probably June, July timeframe of two devices that they’ll start to use for case study work ahead of the launch.

Again, when we try to enter a new country, we try to identify some key opinion leaders in those countries who can begin case work. That way when the launch comes, call it three, six months later, you can get the superstar up on stage or at a dinner and talk about their experience working with the device. We’ve just found that’s the model that works really well for us. So that’s kind of where we’re at with Brazil.

I mean we talk constantly, and the relationship is great. They’ve been doing a super job with us, so we expect everything for 2018 to be on track. They’ve been making their milestone payments every month, so everything there has been good.

I’d say the two new potential ones, one’s smaller and one’s bigger. We have a pipeline after that that we have not begun discussions with. Andre and I can only fly so many places. So these are usually in person, full due diligence sessions for multiple days. They tend to come to visit and look at, in the case of Brazil, they went to visit Italy, Switzerland, and Georgia. These are pretty extensive. When people are coming out pocket millions of dollars, they tend to want to make sure they know what they’re buying so it’s a process.

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I would expect later this, it could be Q2, it might Q3, but it’s in that timeframe for both of the ones that we have our eyes on right now. There’s a pipeline beyond that that’s probably deeper, but I don’t feel as confident that we’ll have certain closure on those this year. I think some might slide to next year. We’re hopeful we can get them all this year.

I mean it would be great to get them all on board, but when we enter a joint venture, we do it in a way where we get an upfront payment, and then we split profits 50/50. The partner gets their payment to us back first. So that’s kind of like a preferred return that they get, but because they’re putting up a lot of money, they’re incented to get the profitability as fast as they can with machine and device placements.

So we have a model that works and now it’s just a matter of rolling it out country by country. And I’d expect some more, other countries as we enter too, so it’s not just the big joint ventures. Some of them are really sizeable, but we’ve been really reluctant to start down that path yet until we have one or two more of these under our belt. When I say big, think everything by population, and then you can multiply by 10% to 15% diabetic and then 10% to 15% diabetic foot, so that’s a rough way of getting at how many diabetic foot ulcers there are on a country by country basis.

Q: No, thank you. It’s hard to have that type of international visibility, so I understand why you don’t want to get too bogged down in terms of guidance, but at the same time Q2 and Q3 is right around the corner. I look forward to those, hopefully those announcements. Thanks, guys. Ill jump back in queue. Thank you.

Kevin Richardson – Chairman and CEO
Great. Thank you.

Operator
Thank you. [Operator instructions.] Our next question comes from the line of Terry Thompson, who’s a private investor. Please proceed with your question.

Q: Kevin, congratulations. You answered my first question. I wanted some more in-depth color on your Premier Shockwave, but as a follow-up to that, I’m wondering being in the VA, the Indian Health Services, and the military base market, does that help you in acceptance and other clinical environments?

Kevin Richardson – Chairman and CEO
Absolutely. I think that’s part of the strategy is that they’re going to do a lot of it. We have to do good clinical work on the VA side which we’ll share, so one of the things the profusion study that Pete alluded to, we’ll make sure we have two leads on that, one’s a VA, one isn’t. We’ll bring in a third VA to help build up the numbers in the phase two of that. So yes, it helps, everywhere helps. It’s getting the right KOLs, doing the right clinical work, and then the clinical work has to support what we’re claiming we can do we can do, but more importantly how do we position ourselves within healing of a wound.

The FDA is very hung up on wound closure, but if you go to a wound clinic, it’s more about wound management. If you’re talking to the payers, it’s about how are they managing the quality of life. So those are different equations, and luckily, we play well for all of that. I think we’re going to have a lot of success in the VA, and as we do we’ll share that with others.

I think it’s a great first step for us.

Q: Fantastic, and congratulations. I’m really excited.

Kevin Richardson – Chairman and CEO
Thank you.

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Q: I’m increasing my holdings, so I plan to continue, and I’ll jump back in queue. Thank you, Kevin.

Kevin Richardson – Chairman and CEO
Great. Thanks, Terry.

Operator
Thank you. Our next question is a follow-up from Brian Marks with Zacks Investment Research. Please proceed with your question.

Q: Hi. Thanks, Kevin. You referenced Q1 sales, and I think you mentioned that you expected something like 100% growth. Is any of that expected to be in the US?

Kevin Richardson – Chairman and CEO
Yes. Having those, the answer is yes. We have some in Italy. Our normal kind of refurbishment work we’re doing, the payments from Brazil, but also we launched the Premier contract and started shipping devices. So we’ll be seeing some of that in Q1, and Q2 we’ll follow that on with hopefully more shipments to Premier and hopefully more international stuff that Andre alluded to and other US activity picking up as well in North America. Andre alluded to Canada, but Canada is I think going to be a very nice surprise for us this year.

Q: Then, Kevin, on the US strategy relative to the use of KOLs, if you can remind how many sites participated in your two US dermaPACE studies, and will any of those sites also be leveraged with the initial KOL focused commercial rollout?

Kevin Richardson – Chairman and CEO
So the sites that we had in our studies were fantastic. I mean they’re kind of the who’s who. The team did, and this is prior to my involvement at the management level, but they did a great job recruiting some it’s kind of like an all-star team. If you had to pick out of your top 50 wound care docs in the country, we got 33 of them in our trial. So it was really fantastic having them. And then going back out to them a lot of them were like “Yeah, I’ve been waiting for you guys, thank god you’re back, when can I get a device, how can I help.” So a lot of the KOLs are already embracing it.

In the second quarter, we’ll probably have five or six devices out to some of the KOLs working on different clinical work and case work. Again, we’re leveraging the relationships we have. The team has done a good job maintaining those relationships despite not having the FDA approval on the product, so we’ve been communicating. It’s been, again, in business a lot of it’s block and tackle, but it’s been making sure we stay in touch with them, update them, good or bad keep them updated on what we’re doing. Even when we had any setback it’s to let them know here’s what’s going on, and then when you get in front of them like we did two weeks ago, they’re excited as anything to get a product and start working on some things.

Some of the ideas that are coming out of our KOLs on work they want to do and explore with, they’re I don’t want to say cutting edge, but they’re really forward thinking. One of them is with a doctor that’s looking at a post-closure protocol that would, so when a wound closes with an amniotic or with a graft, a lot of times the wound appears to be closed with the epithelialization, but underneath it it’s still a wound. When you look at it using some of the medical imaging technologies, you’ll see that there’s an underlying wound even though the skin is closed.

Recurrence in wound care is a big, big issue, and his study he wants to pursue is how do we do this as a post-closure treatment which is again a market that we’ve never even really thought of. But he’s thinking about it as if you’re a diabetic foot ulcer patient and you have the propensity to have diabetic foot ulcers, let’s treat your foot every six months. Kind of like a booster shot, almost like going and getting your teeth cleaned that type of thinking.

I mean that again would increase usage for us dramatically, but we have to do the right clinical work with the right facility with the right KOL, and that’s what we’re putting in place today. We’re hoping that the results show what we theorize they will, and then you can bring it to the payer community and say by doing the dental visit equation here, we can keep it from turning into something really nasty and really expensive later. So a lot of forward-thinking ideas coming from our KOL community. It’s really exciting to hear their thoughts and ideas.

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Q: It’s really encouraging from the outside perspective to hear already what sounds like some real significant initial interest. So, great. Thanks, and I appreciate the answers.

Kevin Richardson – Chairman and CEO
Thank, Brian.

Operator
Thank you. Our next question is a follow-up from Terry Thompson, who’s a private investor. Please proceed with your question.

Q: Yes, Kevin, my next question concerns financing. The $1 million line that you have with NSF Leasing, do you anticipate that being enough, or do you anticipate having to go back to the well? If you do have to go back to the well, are we going to be looking at debt or god forbid dilution?

Kevin Richardson – Chairman and CEO
Terry, I mean great questions. NSF is a great partner. They’ve had experience in medical equipment, and they understand as we grow, they’ll grow with us. It’s a very good dialogue that we have, and I think if we presented them, if we got through our initial line, we’ve had conversations about expanding it so that we can handle growth on that line to $5 million or $10 million if we needed to over time, but right now it’s about focus, it’s about one device at a time, it’s kind of taking one step at a time. So I really don’t want to get ahead of myself there.

As far as financing goes, some of these international joint venture deals come with an upfront payment, so we’re pushing very aggressively to bring those in to help as far as our growth capital that will be required. I will also, we have an asset on the balance sheet that comes due within the next 12 months that could bring in $7 million to $7.5 million. And we’re using that creatively to figure out ways to maybe either bring in that money sooner, work with someone and use that as a way to out finance the growth that we’re seeing right now.

So I think there a number of alternatives that we can look at, but Terry, we’re always, as a small company in hypergrowth mode, we have to be open to what’s ahead of us. Right now, we’re focused on getting devices out every day, getting them trained, and getting them used. So we’ll figure out the capital thing as we move along, but right now we’re in fairly good shape.

Q: Great. Well that sounds very promising. Thank you again. I’ll be watching.

Kevin Richardson – Chairman and CEO

Operator
There are no further questions at this time. I would like to turn the call back over to Kevin Richardson for any closing remarks.

Kevin Richardson – Chairman and CEO
Great. Thank you, Michelle. I appreciate it. I appreciate everyone’s time. If you have any follow ups or any questions, please contact us. We’ll try to answer it as best we can.

We’ll be out at a few industry conferences this year. We may attend a few investor conferences, and if you want to get together, please let us know. As always with shareholders, if you want to come down to Suwanee and meet with the company, also feel free to contact us to do that. We’ve have some investors over the last few months come by, get to see the product, get to see the team, and we’d encourage that if people want to do that.

With that, I’ll finish. Thanks very much. Have a great day.

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